Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Investment Grade Municipal Trust:

We consent to the use of our report dated January 8, 2007, incorporated in this Registration Statement by reference, to Putnam Investment Grade Municipal Trust, and to the references to our firm under the captions “Representations and warranties of Acquiring Fund,” “Representations and warranties of Acquired Fund,” and “Conditions to Acquiring Fund's obligations” in Appendix A to the Prospectus, “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and “Independent Registered Public Accounting Firm and Financial Statements” in Appendix A to the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
September 10, 2007